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                                                                      EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY

     Listed below are the significant subsidiaries of the Company and their jurisdictions of organization. All of such subsidiaries are wholly-owned by the Company except as indicated in the notes. Other subsidiaries of the Company have been omitted because, considered in the aggregate, they would not constitute a significant subsidiary.

                                                 JURISDICTION OF
NAME OF SUBSIDIARY                                ORGANIZATION
- ------------------                               ---------------
Bowne of Atlanta, Inc.                           Georgia
Bowne of Boston, Inc.                            Massachusetts
Bowne of Chicago, Inc.                           Delaware
Bowne of Cleveland, Inc.                         Ohio
Bowne of Dallas, Inc.                            Delaware
Bowne of Los Angeles, Inc.                       California
Bowne of New York City, Inc.                     New York
Bowne of Phoenix, Inc.                           Arizona
Bowne of Canada, Ltd.                            Ontario
Bowne de Montreal, Inc.(1)                       Canada
Baseline Financial Services, Inc.(2)             New York
Bowne Business Communications, Inc.              New York
Bowne Information Services, Inc.                 New Jersey
Bowne International, Inc.                        Delaware

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     (1) 100% owned by Bowne of Canada, Ltd.

     (2) 90% owned by the Company.